Amendment to Employment Agreement
(Katherman)

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of October 19, 2016, by and between Fox Factory Holding Corp., a Delaware corporation (the “Company”), and Bill Katherman, an individual (“Executive”), amends that certain Employment Agreement dated as of February 20, 2014 by and between the Company and Executive (the “Original Agreement”) and shall be effective immediately (the “Effective Date”). All terms not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend certain provisions of the Original Agreement in accordance with the terms of this Amendment;
NOW, THEREFORE, in consideration of the mutual premises and the respective mutual agreements contained herein, the parties to this Amendment agree as follows:
Section 1.     Amendments. Section (3)(b) of the Original Agreement is hereby deleted and replaced with the following:
“(b) Performance Bonus. Beginning with the fiscal year ending December 31, 2016, Executive will be eligible to receive a bonus (the “Performance Bonus”) based on three levels: minimum, target and maximum. The bonus for Executive at each level will be based on the achievement of EBITDA targets (the “EBITDA Bonus”). The term “Executive’s Base Salary” means the Executive’s actual base salary, exclusive of any other compensation received by Executive regardless of form, in effect at the time the Performance Bonus is to be calculated. The term “EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company on a consolidated basis, calculated in accordance with generally accepted accounting principles utilized in determining the Target EBITDA (as defined below) and applied on a consistent basis. Furthermore, non-operating income, currency translation impact, gains and losses attributable to the disposal of Company and/or its Subsidiaries’ assets, management fees paid to Compass Group Management LLC or any affiliate thereof, and stock compensation expenses shall be excluded from the calculation of EBITDA in accordance with generally accepted accounting principles. Additionally, from time to time the Compensation Committee, in its sole discretion, may elect to exclude other non-recurring expenses from the calculation of EBITDA. All determinations of EBITDA shall be derived from the Company’s annual audited financial statements and determined by the Compensation Committee, whose determination shall be conclusive and final. Each Performance Bonus under this Section 3(b) shall be paid in cash, in a lump sum, within the same calendar year in which the Company receives its audited financials for such fiscal year.

(i) Minimum Target. If, for a particular year, the Company’s EBITDA for the year is less than Target EBITDA (as defined below) but equals or exceeds 90% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to the product of (A) 25% plus the product of 2.5% times each full one percentage point positive variance to 90% of Target EBITDA, times (B) Executive’s Base Salary. For example, if actual EBITDA is 97.6% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to 42.5% times Executive’s Base Salary (25% + (2.5% x 7) = 42.5%). For clarity, if EBITDA is under 90% of Target EBITDA, then Executive shall not receive any bonus based on EBITDA.

(ii) Target Level. If, for a particular year, the Company’s EBITDA for the year is more than Target EBITDA but less than 110% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to the product of (A) 50% plus the product of 2.5% times each full one percentage point positive variance to Target EBITDA, times (B) Executive’s Base Salary. For example, if actual EBITDA is 107.6% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to 67.5% times Executive’s Base Salary (50% + (2.5% x 7) = 67.5%).

(iii) Maximum Target. If, for a particular year, the Company’s EBITDA for the year equals or exceeds 110% of Target EBITDA, then Executive’s EBITDA Bonus shall be equal to (A) 75% times (B) Executive’s Base Salary.

(iv) Definition of Target EBITDA. For purposes of this Agreement, “Target EBITDA” means, for each fiscal year, the EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year.

(v) Performance Bonus Pro-Rating. If the Executive was an employee for less than the entire fiscal year on which the Performance Bonus is based, the Executive’s Performance Bonus shall be pro-rated by multiplying (A) the bonus Executive would otherwise have received if Executive had been an employee for the entire fiscal year by (B) a fraction, the numerator of which is the number of days from (and including) the Effective Date through (and including) December 31st of the fiscal year, and the denominator of which is 365. The Executive’s Performance Bonus for fiscal year 2016 shall be calculated at set forth in this Amendment, and shall not be pro-rated for the portion of fiscal year 2016 during which this Amendment did not control.

(vi) Continued Employment Requirement. In order to encourage and reward longevity, except as otherwise specifically provided in Section 4(b)(ii) hereof, Executive shall not be entitled to any Performance Bonus unless Executive is employed by the Company on the day on which the Company actually pays performance bonuses to its executives.”

Section 2.    Effect on Original Agreement. On and after the Effective Date, each reference in the Original Agreement to “this letter”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Original Agreement as amended hereby. Except as specifically modified by the terms of this Amendment, all of the terms, provisions, covenants, warranties and agreements contained in the Original Agreement shall remain in full force and effect and are hereby ratified.

Section 3.    Governing Law. This Amendment shall be construed under and shall be governed by the laws of the State of California.
Section 4.    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first above written.

The Company

Fox Factory Holding Corp.,
a Delaware corporation

By:_/s/ Larry Enterline____________
Name: Larry Enterline
Title: Chief Executive Officer

The Executive

/s/ Bill Katherman _______________
Name: Bill Katherman